Exhibit 99.1

News Release	Advance Auto Parts
5008 Airport Road
Roanoke, VA 24012

Shelly Whitaker, APR
Media Contact
t: 540-561-8452
e: shelly.whitaker@advanceautoparts.com

Zaheed Mawani
Investor Contact
t: 952-715-5097
e: zaheed.mawani@advanceautoparts.com

ADVANCE AUTO PARTS REPORTS THIRD QUARTER FISCAL 2014 COMPARABLE CASH EPS GROWTH OF 27.7% TO $1.89

ROANOKE, Va, November 6, 2014 - Advance Auto Parts, Inc. (NYSE: AAP), the largest automotive aftermarket parts provider in North America, serving both professional installer and do-it-yourself customers, today announced its financial results for the third quarter ended October 4, 2014. Third quarter comparable cash earnings per diluted share (Comparable Cash EPS) were $1.89, an increase of 27.7% versus the third quarter last year. These third quarter comparable results exclude $0.08 of amortization of acquired intangible assets, integration costs of $0.14 associated with the acquisition of General Parts International, Inc. (General Parts) and $0.01 of integration costs associated with the integration of B.W.P. Distributors, Inc. (BWP).

Comparable Third Quarter Performance Summary (1,2)

	Twelve Weeks Ended		Forty Weeks Ended
	October 4, 2014	October 5, 2013	October 4, 2014	October 5, 2013

Sales (in millions)	$2,289.5	$1,520.1	$7,606.7	$5,085.0

Comp Store Sales %	1.5%	(2.0%)	2.2%	(2.0%)

Gross Profit (in millions)	$1,034.4	$762.9	$3,449.7	$2,550.4

Comparable SG&A (in millions)	$797.6	$585.3	$2,665.8	$1,970.9

Comparable Operating Income (in millions)	$236.8	$177.6	$783.9	$579.5

Comparable Cash EPS	$1.89	$1.48	$6.22	$4.74

Avg Diluted Shares (in thousands)	73,427	73,128	73,390	73,463

(1)
The Comparable SG&A, Comparable Operating Income and Comparable Cash EPS for the twelve and forty weeks ended October 4, 2014 have been reported on a comparable basis to exclude BWP integration costs of $1.5 million and $8.3 million, respectively, General Parts integration costs of $16.3 million and $37.2 million, respectively, and General Parts amortization of acquired intangible assets of $9.9 million and $32.8 million, respectively. The Comparable SG&A, Comparable Operating Income and Comparable Cash EPS for the twelve and forty weeks ended October 5, 2013 have been reported on a comparable basis to exclude transaction expenses related to our General Parts acquisition of $5.1 million in each respective period and BWP integration costs of $1.8 million and $4.9 million, respectively. For a better understanding of the Company's comparable results, refer to the presentation of the respective financial measures on a GAAP basis and reconciliation of the financial results reported on a comparable basis to the GAAP basis in the accompanying financial tables in this press release.

(2)	Consistent with its comparable store sales policy, the Company will not include the sales from General Parts in its comparable store sales results in 2014.

"We are pleased with our third quarter performance led by our strong commercial business and contributions from our Team Members in delivering Comparable Cash EPS growth of approximately 28% and an increase in comparable store sales of 1.5% in the quarter," said Darren R. Jackson, Chief Executive Officer. "Heading into the fourth quarter, our base business continues to be on-track against our full-year expectations and we continue to progress as expected against our integration objectives."

Third Quarter 2014 Highlights

Total sales for the third quarter increased 50.6% to $2.29 billion, as compared with total sales during the third quarter of fiscal 2013 of $1.52 billion. The sales increase was driven by the acquisition of General Parts, a comparable store sales increase of 1.5% and the addition of new stores over the past 12 months. Year-to-date, total sales increased 49.6% to $7.61 billion, compared with total sales of $5.09 billion over the same period last year.

The Company's gross profit rate was 45.2% of sales during the third quarter as compared to 50.2% during the third quarter last year. The 501 basis-point decrease in gross profit rate was primarily due to the higher mix of commercial sales which has a lower gross margin rate resulting from the acquisition of General Parts partially offset by acquisition synergy savings in the quarter. Year-to-date, the Company's gross profit rate was 45.4%, a 480 basis-point decrease over the same period last year.

The Company's Comparable SG&A rate was 34.8% of sales during the third quarter as compared to 38.5% during the same period last year. The 367 basis-point decrease was the result of the acquired General Parts business having lower SG&A costs. On a GAAP basis, the Company's SG&A rate was 36.0% of sales during the third quarter as compared to 39.0% during the same period last year. Year-to-date, the Company's Comparable SG&A rate was 35.0% versus 38.8% during the same period last year. Year-to-date, the Company's GAAP SG&A rate was 36.1% versus 39.0% during the same period last year.

The Company's Comparable Operating Income was $236.8 million during the third quarter, an increase of 33.3% versus the third quarter of fiscal 2013. As a percentage of sales, Comparable Operating Income in the third quarter was 10.3% compared to 11.7% during the third quarter of fiscal 2013. On a GAAP basis, the Company's operating income during the third quarter of $209.2 million increased 22.5% versus the third quarter of fiscal 2013. On a GAAP basis, the Operating Income rate was 9.1% during the third quarter as compared to 11.2% during the third quarter of fiscal 2013. Year-to-date, the Company's Comparable Operating Income rate was 10.3% versus 11.4% during the same period last year. Year-to-date, the Company's GAAP Operating Income rate was 9.3% versus 11.2% during the same period last year.

Operating cash flow increased approximately 35.6% to $540.3 million from $398.5 million through the third quarter of fiscal 2013. Free cash flow increased 51.0% to $378.8 million from $250.8 million through the third quarter of fiscal 2013. Capital expenditures through the third quarter were $161.5 million as compared to $147.7 million through the third quarter of fiscal 2013.

“We are pleased with our overall financial performance in the third quarter delivering positive comparable store sales performance, strong growth in free cash flow and 33.3% growth in Comparable Operating Income dollars,” said Mike Norona, Executive Vice President and Chief Financial Officer.  “We continue to stay focused on our base business while meeting our integration milestones and continue to remain on pace to deliver against our full-year guidance for Comparable Cash EPS in the range of $7.50 - $7.60 including achievement of our full-year synergy targets."

Store Information

As of October 4, 2014, the Company operated 5,305 company-operated stores and 109 Worldpac branches, and served approximately 1,350 independently-owned Carquest stores. The below table summarizes the changes in the number of the company-operated stores and branches during the forty weeks ended October 4, 2014.

	AAP	AI	BWP	CARQUEST	WORLDPAC	Total
December 28, 2013	3,741	217	91	—	—	4,049
New	79	5	—	11	6	101
Closed	(3)	(1)	—	(10)	—	(14)
Acquired	—	—	—	1,233	103	1,336
Consolidated	(1)	(1)	(30)	(26)	—	(58)
Converted	19	—	(19)	—	—	—
October 4, 2014	3,835	220	42	1,208	109	5,414

Dividend

On October 30, 2014, the Company's Board of Directors declared a regular quarterly cash dividend of $0.06 per share to be paid on January 9, 2015 to stockholders of record as of December 26, 2014.

Investor Conference Call
The Company will host a conference call on Thursday, November 6, 2014, at 10:00 a.m. Eastern Time to discuss its quarterly results. To listen to the live call, please log on to the Company's website, www.AdvanceAutoParts.com, or dial (866) 908-1AAP. The call will be archived on the Company's website until November 6, 2015.

About Advance Auto Parts

Headquartered in Roanoke, Va., Advance Auto Parts, Inc., the largest automotive aftermarket parts provider in North America, serves both the professional installer and do-it-yourself customers. As of October 4, 2014 Advance operated 5,305 stores, 109 Worldpac branches, and served approximately 1,350 independently-owned Carquest branded stores in 49 states, Puerto Rico, the Virgin Islands and Canada.  Advance employs approximately 75,000 Team Members. Additional information about the Company, employment opportunities, customer services, and on-line shopping for parts, accessories and other offerings can be found on the Company's website at www.AdvanceAutoParts.com.

Forward Looking Statements

Certain statements contained in this release are forward-looking statements, as that term is used in the Private Securities
Litigation Reform Act of 1995. Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate. These forward looking statements include, but are not limited to, statements regarding the benefits and other effects of the acquisition of General Parts; the combined company’s plans, objectives and expectations; expected growth and future performance of AAP, including store growth, capital expenditures, comparable store sales, SG&A, operating income, gross profit rate, free cash flow, integration costs for BWP and General Parts, synergies, expenses to achieve synergies, comparable cash earnings per diluted share for fiscal year 2014; earnings per share impact for the 53rd week of fiscal 2014 and other statements that are not historical facts. These forward-looking statements are subject to significant risks, uncertainties and assumptions, and actual future events or results may differ materially from such forward-looking statements. Such differences may result from, among other things, the risk that the benefits of the General Parts acquisition, including synergies, may not be fully realized or may take longer to realize than expected; the possibility that the General Parts acquisition may not advance AAP’s business strategy; the risk that AAP may experience difficulty integrating General Part’s employees, business systems and technology; the potential diversion of AAP’s management’s attention from AAP’s other businesses resulting from the General Parts acquisition; the impact of the General Parts acquisition on third-party relationships, including customers, wholesalers, independently owned and jobber stores and suppliers; changes in regulatory, social and political conditions, as well as general economic conditions; competitive pressures; demand for AAP’s and General Part’s products; the market for auto parts; the economy in general; inflation; consumer debt levels; the weather; business interruptions; information technology security; availability of suitable real estate; dependence on foreign suppliers; and other factors disclosed in AAP’s 10-K for the fiscal year ended December 28, 2013 and other filings made by AAP with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements. AAP intends these forward-looking statements to speak only as of the time of this communication and does not undertake to update or revise them as more information becomes available.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	October 4, 2014	December 28, 2013	October 5, 2013

Assets

Current assets:
Cash and cash equivalents	$89,664	$1,112,471	$567,301
Receivables, net	634,828	277,595	278,977
Inventories, net	3,941,549	2,556,557	2,463,978
Other current assets	97,232	42,761	68,435
Total current assets	4,763,273	3,989,384	3,378,691

Property and equipment, net	1,424,569	1,283,970	1,278,655
Assets held for sale	615	2,064	2,064
Goodwill	997,715	199,835	199,835
Intangible assets, net	763,338	49,872	53,963
Other assets, net	48,227	39,649	31,491
	$7,997,737	$5,564,774	$4,944,699

Liabilities and Stockholders' Equity

Current liabilities:
Current portion of long-term debt	$5,580	$916	$1,030
Accounts payable	3,090,991	2,180,614	2,057,615
Accrued expenses	573,183	428,625	429,171
Other current liabilities	114,288	154,630	148,528
Total current liabilities	3,784,042	2,764,785	2,636,344

Long-term debt	1,730,150	1,052,668	604,027
Other long-term liabilities	558,046	231,116	236,480
Total stockholders' equity	1,925,499	1,516,205	1,467,848
	$7,997,737	$5,564,774	$4,944,699

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by generally accepted accounting principles, or GAAP, for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Twelve Week Periods Ended
October 4, 2014 and October 5, 2013
(in thousands, except per share data)
(unaudited)

	Q3 2014			Q3 2013
	As Reported	Comparable Adjustments (a)	Comparable	As Reported	Comparable Adjustments (a)	Comparable

Net sales	$2,289,456	$—	$2,289,456	$1,520,144	$—	$1,520,144
Cost of sales	1,255,014	—	1,255,014	757,204	—	757,204
Gross profit	1,034,442	—	1,034,442	762,940	—	762,940
Selling, general and administrative expenses	825,284	(27,670)	797,614	592,216	(6,894)	585,322
Operating income	209,158	27,670	236,828	170,724	6,894	177,618
Other, net:
Interest expense	(15,903)	—	(15,903)	(7,948)	—	(7,948)
Other income, net	398	—	398	366	—	366
Total other, net	(15,505)	—	(15,505)	(7,582)	—	(7,582)
Income before provision for income taxes	193,653	27,670	221,323	163,142	6,894	170,036
Provision for income taxes	71,476	10,515	81,991	59,312	2,620	61,932
Net income	$122,177	$17,155	$139,332	$103,830	$4,274	$108,104

Basic earnings per share (b)	$1.67	$0.23	$1.90	$1.42	$0.06	$1.48
Diluted earnings per share (b)	$1.66	$0.23	$1.89	$1.42	$0.06	$1.48

Average common shares outstanding (b)	72,955	72,955	72,955	72,747	72,747	72,747
Average diluted common shares outstanding (b)	73,427	73,427	73,427	73,128	73,128	73,128

(a)
The comparable adjustments to Selling, general and administrative expenses for Q3 2014 includes BWP integration costs of $1.5 million, General Parts integration costs of $16.3 million and General Parts amortization of $9.9 million related to the acquired intangible assets. The comparable adjustments to Selling, general and administrative expenses for Q3 2013 includes transaction expenses related to our General Parts acquisition of $5.1 million and BWP integration costs of $1.8 million.

(b)
Average common shares outstanding is calculated based on the weighted average number of shares outstanding during the quarter. At October 4, 2014 and October 5, 2013, we had 72,994 and 72,819 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, with the exception of the footnotes required by GAAP for complete financial statements and inclusion of certain non-GAAP adjustments and measures as described in footnote (a) above. Management believes the reporting of comparable results is important in assessing the overall performance of the business and is therefore useful for investors and prospective investors.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Forty Week Periods Ended
October 4, 2014 and October 5, 2013
(in thousands, except per share data)
(unaudited)

	2014			2013
	As Reported	Comparable Adjustments (a)	Comparable	As Reported	Comparable Adjustments (a)	Comparable

Net sales	$7,606,652	$—	$7,606,652	$5,085,001	$—	$5,085,001
Cost of sales	4,156,980	—	4,156,980	2,534,632	—	2,534,632
Gross profit	3,449,672	—	3,449,672	2,550,369	—	2,550,369
Selling, general and administrative expenses	2,744,039	(78,275)	2,665,764	1,980,895	(9,985)	1,970,910
Operating income	705,633	78,275	783,908	569,474	9,985	579,459
Other, net:
Interest expense	(56,406)	—	(56,406)	(26,632)	—	(26,632)
Other income, net	1,209	—	1,209	1,689	—	1,689
Total other, net	(55,197)	—	(55,197)	(24,943)	—	(24,943)
Income before provision for income taxes	650,436	78,275	728,711	544,531	9,985	554,516
Provision for income taxes	241,045	29,744	270,789	202,040	3,794	205,834
Net income	$409,391	$48,531	$457,922	$342,491	$6,191	$348,682

Basic earnings per share (b)	$5.60	$0.66	$6.26	$4.68	$0.08	$4.77
Diluted earnings per share (b)	$5.56	$0.66	$6.22	$4.65	$0.08	$4.74

Average common shares outstanding (b)	72,913	72,913	72,913	72,981	72,981	72,981
Average diluted common shares outstanding (b)	73,390	73,390	73,390	73,463	73,463	73,463

(a)
The comparable adjustments to Selling, general and administrative expenses for year-to-date 2014 includes BWP integration costs of $8.3 million, General Parts integration costs of $37.2 million and General Parts amortization of $32.8 million related to the acquired intangible assets. The comparable adjustments to Selling, general and administrative expenses for year-to-date 2013 includes transaction expenses related to our General Parts acquisition of $5.1 million and BWP integration costs of $4.9 million.

(b)
Average common shares outstanding is calculated based on the weighted average number of shares outstanding during the year-to-date period. At October 4, 2014 and October 5, 2013, we had 72,994 and 72,819 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, with the exception of the footnotes required by GAAP for complete financial statements and inclusion of certain non-GAAP adjustments and measures as described in footnote (a) above. Management believes the reporting of comparable results is important in assessing the overall performance of the business and is therefore useful for investors and prospective investors.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Forty Week Periods Ended
October 4, 2014 and October 5, 2013
(in thousands)
(unaudited)

	October 4, 2014	October 5, 2013

Cash flows from operating activities:
Net income	$409,391	$342,491
Depreciation and amortization	218,615	160,059
Share-based compensation	15,969	6,510
Provision (benefit) for deferred income taxes	32,243	(3,797)
Excess tax benefit from share-based compensation	(5,698)	(15,168)
Other non-cash adjustments to net income	5,518	1,628
Increase in:
Receivables, net	(102,062)	(30,529)
Inventories, net	(227,557)	(110,934)
Other assets	(43,534)	(14,902)
Increase (decrease) in:
Accounts payable	209,461	(9,502)
Accrued expenses	29,103	69,724
Other liabilities	(1,155)	2,887
Net cash provided by operating activities	540,294	398,467

Cash flows from investing activities:
Purchases of property and equipment	(161,542)	(147,690)
Business acquisitions, net of cash acquired	(2,060,816)	(187,211)
Sale of certain assets of acquired business	—	16,798
Proceeds from sales of property and equipment	710	723
Net cash used in investing activities	(2,221,648)	(317,380)
Cash flows from financing activities:
Increase (decrease) in bank overdrafts	3,366	(8,665)
Net borrowings on credit facilities	682,300	—
Dividends paid	(17,561)	(17,563)
Proceeds from the issuance of common stock, primarily exercise of stock options	5,506	3,609
Tax withholdings related to the exercise of stock appreciation rights	(4,730)	(20,572)
Excess tax benefit from share-based compensation	5,698	15,168
Repurchase of common stock	(839)	(78,637)
Contingent consideration related to previous business acquisitions	(10,047)	(4,726)
Other	(801)	(511)
Net cash provided by (used in) financing activities	662,892	(111,897)

Effect of exchange rate changes on cash	(4,345)	—

Net decrease in cash and cash equivalents	(1,022,807)	(30,810)
Cash and cash equivalents, beginning of period	1,112,471	598,111
Cash and cash equivalents, end of period	$89,664	$567,301

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Supplemental Financial Schedules
Forty Week Periods Ended
October 4, 2014 and October 5, 2013
(in thousands)
(unaudited)

Reconciliation of Free Cash Flow:

	October 4, 2014	October 5, 2013

Cash flows from operating activities	$540,294	$398,467
Purchases of property and equipment	(161,542)	(147,690)
Free cash flow	$378,752	$250,777

NOTE: Management uses free cash flow as a measure of our liquidity and believes it is a useful indicator to stockholders of our ability to implement our growth strategies and service our debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows.

Third Quarter Performance Summary on a GAAP Basis(1):

	Twelve Weeks Ended		Forty Weeks Ended
	October 4, 2014	October 5, 2013	October 4, 2014	October 5, 2013

Sales (in millions)	$2,289.5	$1,520.1	$7,606.7	$5,085.0

Comp Store Sales %	1.5%	(2.0%)	2.2%	(2.0%)

Gross Profit (in millions)	$1,034.4	$762.9	$3,449.7	$2,550.4

SG&A (in millions)	$825.3	$592.2	$2,744.0	$1,980.9

Operating Income (in millions)	$209.2	$170.7	$705.6	$569.5

Diluted EPS	$1.66	$1.42	$5.56	$4.65

Avg Diluted Shares (in thousands)	73,427	73,128	73,390	73,463

(1) These financial measures for the twelve and forty weeks ended October 4, 2014 have been reported on a GAAP basis which includes the impact of BWP integration costs of $1.5 million and $8.3 million, respectively, General Parts integration costs of $16.3 million and $37.2 million, respectively, and General Parts amortization of acquired intangible assets of $9.9 million and $32.8 million, respectively. These financial measures for the twelve and forty weeks ended October 5, 2013 have been reported on a GAAP basis which includes transaction expenses related to our General Parts acquisition of $5.1 million in each respective period and the impact of BWP integration costs of $1.8 million and $4.9 million, respectively. These financial measures should be read in conjunction with our financial measures presented on a comparable basis earlier in this press release. Management believes the reporting of financial results on a non-GAAP basis to remain comparable is important in assessing the overall performance of the business and is therefore useful for investors and prospective investors.